Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference on the form 20-F of Anghami , Inc. of our report dated April 15, 2021, except to Note 2A, as to which the date is May 24, 2021, and Note 2B as to which the date is November 22, 2021, relating to the financial statements of Vistas Media Acquisition Company, Inc. for the period from March 27, 2020 (date of inception) through December 31, 2020, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Prager Metis CPA’s LLC

Hackensack, New Jersey

February 9, 2022